[Letterhead of Fried, Frank, Harris, Shriver & Jacobson]

                                                      EXHIBIT 5.1
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                                                 213-473-2001
July 25, 1997


Aldila, Inc.
15822 Bernardo Center Drive
San Diego, California  92127

Dear Sirs:

     We are acting as special counsel to Aldila, Inc., a Delaware corporation (the "Company"), in connection with the issuance of up to 2,300,000 shares (the "Shares") of the Company's common stock, par value $.01 per share, to employees, officers, consultants and directors of the Company upon the exercise of options to purchase the Shares which may be granted to them under the Aldila, Inc. 1994 Stock Incentive Plan, as amended (the "Plan").

     We have examined the originals, or certified, conformed or reproduction copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon certificates and statements of public officials, officers or representatives of the Company and others.

     Based upon the foregoing, and subject to the limitations set forth herein, we are of the opinion that the Shares, when issued and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable.

     The opinion expressed herein is limited to Delaware General
Corporation Law.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 relating to the registration of the Shares. In giving this consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                   Very truly yours,

                      FRIED, FRANK, HARRIS, SHRIVER & JACOBSON



                      By:      Edward S. Rosenthal
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                               Edward S. Rosenthal

ESR/djw